Exhibit 99.1

CONTACTS:	Tony Rossi
Financial Relations Board
310-854-8317
trossi@financialrelationsboard.com
For Immediate Release
MOBILITY ELECTRONICS REPORTS
THIRD QUARTER 2006 FINANCIAL RESULTS
SCOTTSDALE, Ariz., October 25, 2006 – Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable power and computing solutions, today reported financial results for the third quarter ended September 30, 2006. Total revenue was $24.2 million in the third quarter of 2006, an increase of 4.6% over revenue of $23.1 million in the third quarter of 2005.
Net loss was $9.7 million, or ($0.31) per diluted share, in the third quarter of 2006, compared with a net loss of $142,000, or ($0.00) per diluted share, in the same quarter of the prior year. Net loss for the third quarter of 2006 includes $8.1 million in goodwill, intangible asset and fixed asset impairment charges related to a downturn in the Company’s connectivity cradle business in the third quarter and a corresponding reduction in expectations for the future performance of this business.
Excluding the $8.1 million asset impairment and non-cash compensation charges of $447,000, net loss was $1.2 million, or ($0.04) per diluted share, in the third quarter of 2006, compared with net income of $242,000, or $0.01 per diluted share, in the same quarter of the prior year.
“While our overall results were disappointing due to shortfalls in the high-power and cradle product areas, we are pleased with the continued growth of our universal power adapters for low-power mobile electronic (ME) devices,” said Charlie Mollo, President and Chief Executive Officer of Mobility Electronics. “Sales of our low-power products increased 25% over the prior quarter driven primarily by higher sales to RadioShack. We continue to execute on our trial programs with Cingular and Best Buy, and we are working diligently to support the sales efforts of these two customers with in-store training, customized point-of-sale materials, and local advertising campaigns.”
Product Area Highlights
•	As a percentage of overall company sales in the quarter, sales of power products represented 79%, handheld connectivity products represented 8%, portable keyboards represented 6%, and expansion and docking products represented 5%.
•	Unit sales of universal power products for high-power ME devices, which includes portable computers, were approximately 349,000 units in the third quarter.
•	Unit sales of universal power adapters for low-power ME devices were approximately 779,000 units in the third quarter of 2006.
•	Revenue from the sale of power products for high-power ME devices was $14.3 million in the third quarter of 2006, a decline of 3% from the same period of the prior year.

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Mobility Electronics, Inc.

•	Revenue from the sale of power products for low-power ME devices was $4.8 million in the third quarter of 2006, an increase of 35% over the same period of the prior year.
•	Revenue from the sale of all power products was $19.1 million, an increase of 4% over the same period of the prior year.
Financial Highlights
Gross margin was 28.6% in the third quarter of 2006, compared to 32.1% in the third quarter of 2005, and 28.9% in the second quarter of 2006. The decline in gross margin from the prior year is attributable to an increase in inventory write-downs of approximately $518,000 and to variations in product mix compared to the third quarter of 2005.
Total operating expenses in the third quarter of 2006 were $17.0 million, including $8.1 million in goodwill, intangible asset and fixed asset impairment charges related to the cradle product line and $447,000 of non-cash compensation charges. Excluding the impairment charges, operating expenses in the third quarter of 2006 were $8.9 million, or 36.9% of revenue. This compares with $7.8 million, including $384,000 of non-cash compensation charges, or 33.9% of revenue in the third quarter of 2005. The higher operating expense primarily reflects increased investments in advertising and marketing to support the growth of the low-power business, partially offset by a decrease in external legal expenses.
The Company’s balance sheet remained strong with $20.5 million in cash, cash equivalents, and short-term investments and an additional $1.7 million in long-term investments at September 30, 2006. The Company continued to have no long-term debt and had a current ratio of 3.4 at September 30, 2006.
Outlook
In the fourth quarter of 2006, the Company believes that total revenue will range from $17 million to $18 million, and fully diluted loss per share (excluding non-cash compensation charges) to range from ($.09) to ($.10). Total revenue for the fourth quarter will be impacted by continuing lower expectations for the connectivity business as well as the previously announced reductions in sales of high-power products to Dell and Targus, and the termination of sales to Energizer. In addition, the Company expects a sequential quarter decline in sales to RadioShack due to inventory reduction mandates put in place by their new management.
Commenting on Mobility’s outlook, Mr. Mollo said, “Although we have had some recent challenges that will temporarily depress our revenue, we are confident that the Company remains fundamentally healthy. We are committed to executing well on a focused set of strategic priorities:
•	Providing outstanding field support for our trials with Cingular and Best Buy
•	Continuing to develop our direct sales model with a focus on penetrating more retail and wireless carrier accounts with our low-power products
•	Investing in product development to continually introduce more advanced versions of both our high-power and low-power adapters
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•	Leveraging our developing relationships in the wireless carrier market to continue expanding the distribution for our new folding keyboard product line
•	Evaluating strategic alternatives to best reorganize our connectivity business to more effectively capitalize on the assets we have in this product area
“We believe we have a strong line-up of innovative products with excellent growth potential, and we are committed to improving our execution and building a more valuable franchise for our shareholders,” said Mr. Mollo.
About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for portable computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.) and creator of the patented iGo intelligent tip technology. Mobility Electronics’ iGo brand offers a full line of AC, DC and combination AC/DC power adapters for portable computers and mobile electronic devices. All of these adapters leverage the Company’s iGo intelligent tip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips.
The Company also offers hardware products for handheld devices, expansion and docking products for servers, desktop and portable computers, and other accessories for the mobile electronic device market.
Mobility Electronics’ products are available at www.iGo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.
Mobility Electronics and iGo are registered trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include expectations regarding the Company’s financial performance in the fourth quarter of 2006, expanding the distribution channels for its products, the impact of product development efforts, the reorganization of the connectivity business, and the future growth opportunities for the Company’s products. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the inability of the Company’s new sales and marketing strategy to generate broader consumer awareness, increased adoption rates, or impact sell-through rates at the retail level; the timing and success of product development efforts and new product introductions, including internal development projects as well as those being pursued with strategic partners; the inability to create broad consumer awareness and acceptance for the Company’s products; the timing and success of product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; the ability to expand and protect the Company’s proprietary
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rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in our Annual Report on Form 10-K for the year ended December 31, 2005 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.
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Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Income Statements
(000’s except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Net revenue	$24,170	$23,104	$73,155	$61,889

Gross profit	6,924	7,425	21,447	19,313

Selling, engineering and administrative expenses	8,909	7,824	23,778	20,745
Asset impairment	8,073	—	8,073	—

Loss from operations	(10,058)	(399)	(10,404)	(1,432)
Interest income (expense), net	313	263	930	483
Other income (expense), net	1	(6)	22	11,632
Litigation settlement expense	—	—	(250)	—

Income (loss) before provision for income tax	(9,744)	(142)	(9,702)	10,683
Provision for income tax	—	—	—	285

Net income (loss)	$(9,744)	$(142)	$(9,702)	$10,398

Net income (loss) per share:
Basic	$(0.31)	$(0.00)	$(0.31)	$0.35
Diluted	$(0.31)	$(0.00)	$(0.31)	$0.33

Weighted avg common shares outstanding:
Basic	31,651	30,358	31,290	29,746
Diluted	31,651	30,358	31,290	31,762

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Selected Other Data
(unaudited)
Reconciliation of non-GAAP Financial Measure — net income (loss) to net income (loss) before non-cash equity compensation:

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Net income (loss)	$(9,744)	$(142)	$(9,702)	$10,398
Non-cash equity compensation	447	384	1,424	1,111

Net income (loss) before non-cash equity compensation	$(9,297)	$242	$(8,278)	$11,509

Diluted net income per share before non-cash equity compensation	$(0.29)	$0.01	$(0.26)	$0.36

Reconciliation of non-GAAP Financial Measure – net income (loss) to net income (loss) before non-cash equity compensation, asset impairment, gain on sale of intellectual property assets, provision for income tax, severance expense, insurance recovery, and litigation settlement expense:

Net income (loss)	$(9,744)	$(142)	$(9,702)	$10,398
Non-cash equity compensation	447	384	1,424	1,111
Asset impairment	8,073	—	8,073	—
Gain on sale of intellectual property assets	—	—	—	(11,638)
Provision for income tax	—	—	—	285
Severance expense	—	—	258	—
Insurance recovery	—	—	(1,500)	—
Litigation settlement expense	—	—	250	—

Net income (loss) before non-cash equity compensation, asset impairment, gain on sale of intellectual property assets, provision for income tax, severance expense, insurance recovery, and litigation settlement expense	$(1,224)	$242	$(1,197)	$156

Diluted net income (loss) per share before non-cash equity compensation, asset impairment, gain on sale of intellectual property assets, provision for income tax, severance expense, insurance recovery, and litigation settlement expense	$(0.04)	$0.01	$(0.04)	$0.00

This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of period-to-period operating performance. Net income (loss) before non-cash equity compensation, and net income (loss) before non-cash equity compensation, asset impairment, gain on sale of intellectual property assets, provision for income tax, severance expense, insurance recovery, and litigation settlement expense should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS

Cash and cash equivalents	$10,380	$13,637
Short-term investments	10,071	20,286
Accounts receivable, net	24,006	18,778
Inventories	15,942	13,373
Prepaid expenses and other current assets	416	565

Total current assets	60,815	66,639
Other assets, net	12,294	17,271

Total assets	$73,109	$83,910

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$17,815	$23,737
Long-term liabilities	—	824

Total liabilities	17,815	24,561

Total stockholders’ equity	55,294	59,349

Total liabilities and stockholders’ equity	$73,109	$83,910

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